Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No’s. 333-05873, 033-76120, 333-05959, 033-76122, 333-05957, 333-18935, 333-18883, 333-18885, 333-30841, 333-30211, 333-31901, 333-31895, 333-43757, 333-60365, 333-91995, 333-84751, 333-40914, 333-48116, 333—60862, 333-116421, 333-116423 and 333-135446 on Forms S-8 and Registration Statement No’s. 033-94532, 333-09109, 333-50775, 333-50777 and 333-53351 on Forms S-3 of our reports dated February 23, 2007, relating to the financial statements and financial statement schedule of Spherion Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Spherion Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida

February 23, 2007